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Contacts:
Samer Bahou
Cypress PR
(408) 232-4552
samer.bahou@cypress.com

For Immediate Release

Cypress Appoints Jeannine Sargent to Board of Directors

Move Adds Expertise in System Solutions, Strategy and Innovation to
Further Support Management’s Execution of Cypress 3.0 Strategy

SAN JOSE, Calif., December 18, 2017 - Cypress Semiconductor Corp. (Nasdaq: CY) today announced the appointment of Jeannine Sargent to its board of directors. Sargent brings 30 years of experience encompassing leadership, operations, marketing and engineering roles within a diverse mix of high tech component and systems companies across multiple industries. As part of her responsibilities on Cypress’ board, she will serve on the company’s Compensation Committee.

In her most recent role as President of Innovation and New Ventures at Flex, a leading contract design, engineering and manufacturing company, Sargent led the fastest growing and highest margin design-enabled business, which was at the core of Flex’s long-term strategic growth plan. Prior to this, she served as president of Flex’s Energy business, which she helped build into a global multi-billion-dollar industry leader focusing on renewable energy, smart grid and solid-state lighting technologies, products and services. In her career, Sargent has served as CEO at both Oerlikon Solar, a thin-film silicon solar photovoltaic (PV) module manufacturer, and Voyan Technology, an embedded systems software provider to the communications and semiconductor industries. She currently serves on several investment and advisory boards and is on the board of trustees at Northeastern University.

“Jeannine Sargent is another excellent addition to Cypress’ board,” said Steve Albrecht, Cypress’ chairman. “She strengthens our team with the depth of her experience in growing innovative and profitable systems businesses at the forefront of emerging, high tech industries. I’m excited for her valuable contributions toward supporting the management team as they continue executing our strategy to become the leading embedded system solutions supplier in high-growth segments including Automotive, Industrial and applications across the IoT.”

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Sargent holds a B.S. in chemical engineering from Northeastern University and certificates from the executive development programs at the MIT Sloan School of Management, Harvard University and Stanford University.

About Cypress
Cypress is the leader in advanced embedded system solutions for the world’s most innovative automotive, industrial, smart home appliances, consumer electronics and medical products. Cypress’ microcontrollers, analog ICs, wireless and USB-based connectivity solutions and reliable, high-performance memories help engineers design differentiated products and get them to market first. Cypress is committed to providing customers with the best support and development resources on the planet enabling them to disrupt markets by creating new product categories in record time. To learn more, go to www.cypress.com.

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